Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:      Kevin J. Goodwin

Vice President and Treasurer

irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS ANNOUNCES REVISIONS TO FINANCIAL RESULTS

HOUSTON, February 23, 2015 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today announced revisions to its financial results for the fourth quarter and full year 2014 due to a recent development.  As has been previously disclosed, commencing in September 2012, Delta Air Lines, JetBlue Airways, United/Continental Air Lines, US Airways, and American Airlines (the “Airlines”) filed complaints with the Federal Energy Regulatory Commission challenging rates for transportation of jet fuel from New Jersey to three New York City area airports charged by Buckeye Pipe Line Company, L.P. (“BPLC”), an operating subsidiary of Buckeye.  The Airlines are seeking payments for alleged past excessive charges and prospective tariff rate reductions.  As the litigation has progressed, BPLC and the Airlines have continued to pursue settlement discussions.  Due to positive developments in those settlement discussions subsequent to Buckeye’s issuance of its 2014 earnings on Friday, February 6, 2015, Buckeye has recorded a reduction in revenue in the amount of $40 million for the year ended December 31, 2014 in accordance with applicable accounting guidance regarding contingencies.  This reduction in revenue is a one-time charge; therefore, Adjusted EBITDA and distributable cash flow for 2014 remain as reported on February 6th.  The $40 million is based upon a settlement offer made by BPLC to satisfy the claims for alleged past excessive charges through December 31, 2014, which offer has not been accepted by the Airlines. While we continue to pursue settlement of this matter, we are not able to predict with certainty the final outcome of the proceeding, should it be carried through to its conclusion, or whether we can reach a satisfactory settlement and, if so, whether or not it will be on more or less favorable terms.  The impact of this reduction in revenue will be reflected in the audited financial statements filed as part of Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we expect to file no later than Friday, February 27, 2015.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals and an integrated network of marine terminals located primarily in the East Coast and Gulf Coast regions of the United States and in the Caribbean.  Buckeye has a controlling interest in a company with a vertically integrated system of marine midstream assets in Corpus Christi and the Eagle Ford Shale formation in Texas.  Buckeye’s flagship marine terminal, BORCO, is in The Bahamas and is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risks, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our inability to realize the expected benefits of the Buckeye Texas Partners transaction, and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our most recent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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